ARTICLES OF AMENDMENT

                                       OF

                   THE OFFITBANK VARIABLE INSURANCE FUND, INC.

         The OFFITBANK Variable Insurance Fund, Inc., a Maryland Corporation, with its principal corporate office in the state of Maryland in Baltimore City, Maryland (hereinafter the "Corporation") certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The Charter of the Corporation is hereby amended as follows:

         1. Article FIFTH, paragraph (1) of the Articles of Incorporation shall be deleted and in lieu thereof the following shall be inserted:

                  "FIFTH: (1) The total number of shares of stock which the corporation initially has authority to issue is six billion (6,000,000,000) shares of common stock which are hereby initially designated by series as follows: one billion (1,000,000,000) shares are designated "OFFITBANK VIF-High Yield Fund" series, one billion (1,000,000,000) shares are designated "OFFITBANK VIF-Investment Grade Global Debt Fund" series, one billion (1,000,000,000) shares are designated "OFFITBANK VIF-Emerging Markets Fund series, one billion (1,000,000,000) shares are designated "OFFITBANK VIF-Latin America Equity Fund" series, one billion (1,000,000,000) shares are designated "OFFITBANK VIF-CVO Greater China Fund" series and of which one billion (1,000,000,000) shares are unclassified. All of the shares of Common Stock of each series are initially designated as one class of shares. The par value of the shares of each class is one tenth of one cent ($.001) per share."

         2. The aggregate par value of all the authorized shares of common stock is six million dollars ($6,000,000.00).

         SECOND: 1. The total number of shares of all classes of stock of the Corporation heretofore authorized was two billion (2,000,000,000) shares of Common Stock. The par value of the shares of each class was one tenth of one cent ($.001) per share. The number of shares of each class was as follows: five hundred million (500,000,000) shares of Offitbank VIF-High Yield Fund series; five hundred million (500,000,000) shares of Offitbank VIF-Investment Grade Global Debt Fund series; five hundred million (500,000,000) shares of Offitbank VIF-Emerging Markets

Fund series; and five hundred million (500,000,000) shares were unclassified.

         2. The total number of shares of all classes of stock of the Corporation as increased is six billion (6,000,000,000) shares of Common Stock. The par value of the shares of each class is one tenth of one cent ($.001) per share. The number of shares of each class as increased is as follows: one billion (1,000,000,000) shares of Offitbank VIF-High Yield Fund series; one billion (1,000,000,000) shares of Offitbank VIF-Investment Grade Global Debt Fund series; one billion (1,000,000,000) shares of Offitbank VIF-Emerging Markets Fund series; one billion (1,000,000,000) shares of Offitbank VIF-Latin America Equity Fund series; one billion (1,000,000,000) shares of Offitbank VIF-CVO Greater China Fund series; and one billion (1,000,000,000) shares are unclassified.

         3. The aggregate par value of all shares of all classes of stock of the Corporation heretofore authorized was two million dollars ($2,000,000.00). The aggregate par value of all shares of all classes of stock as increased by this amendment is six million dollars ($6,000,000.00). This amendment has the effect of increasing the aggregate par value of all shares of all classes of stock of the Corporation by four million dollars ($4,000,000.00).

         4. The information required by Section 2-607(b) of the Maryland General Corporation Law is as follows: There has been no change in the preferences, conversion and other rights, voting powers, restrictions, limitations to dividends, qualifications, and terms and conditions of redemption of the Offitbank VIF-High Yield Fund Series shares, the Offitbank VIF-Investment Grade Global Debt Fund series shares, or the Offitbank VIF-Emerging Markets Fund series shares. The Offitbank VIF-Latin America Equity Fund series shares and the Offitbank VIF-CVO Greater China Fund series shares shall have, respectively, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are provided with respect to separate series of shares of the Corporation in Article FIFTH (5) of the Articles of Incorporation of the Corporation and shall be subject to all of the other provisions of the Articles of Incorporation that are generally applicable to shares of the Corporation.

         THIRD: The Board of Directors of the Corporation approved the foregoing amendments to the charter as set forth in Article FIRST hereto, and declared that said amendments were advisable. The Amendment was approved by the sole shareholder.

         The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief,


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the matters and facts set forth in these  Articles of Amendment  with respect to the authorization and approval of the amendments of the Corporation's charter are true in all material respects and that this statement is made under the penalties of perjury.


         IN WITNESS WHEREOF, The OFFITBANK Variable Insurance Fund, Inc. has caused this instrument to be signed in its name and on its behalf by its President and witnessed by its Secretary on the 1st day of March, 1995.

Dated:    March 1, 1995.


                                     The OFFITBANK Variable Insurance
                                     Fund, Inc.


                                     By:/s/Morris W. Offit
                                     ---------------------
                                     Morris W. Offit, President


ATTEST:


/s/Wallace Mathai-Davis
-----------------------
Wallace Mathai-Davis, Secretary


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